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November 23, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Sub-Item 77K of TrimTabs ETF Trust's Form N-SAR for the period ended September 30, 2016, and have the following comments:

1.	We agree with the statements made in the first three
sentences of the first paragraph of Sub-Item 77K, as well as the second paragraph of Sub-Item 77K.

2.	We have no basis on which to agree or disagree with the
statements made in the last sentence of the first paragraph of Sub-Item 77K.

Yours truly,

/s/ DELOITTE & TOUCHE LLP